Exhibit 10.42

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

LIZ CLAIBORNE, INC.

and

PERRY ELLIS INTERNATIONAL, INC.

Dated as of January 7, 2008

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SECTION 9	INVESTIGATION BY BUYER	26
9.1.	Availability of Information	26

SECTION 10	COVENANTS OF SELLER	26
10.1.	Ordinary Course	26
10.2.	Buyer Confidential Information	27
10.3.	Certain Filings	27
10.4.	Efforts to Satisfy Conditions	27
10.5.	Notification of Certain Matters	27
10.6.	Delivery of Books and Records	28
10.7.	Change of Use of Name	28
10.8.	Access to Premises and Cooperation	29
10.9.	Notices Regarding Suppliers	29
10.10.	Retention Payment with Respect to Hired Employees	29

SECTION 11	COVENANTS OF BUYER	29
11.1.	Seller Confidential Information	29
11.2.	Certain Filings	29
11.3.	Efforts to Satisfy Conditions	30
11.4.	Notification of Certain Matters	30
11.5.	Shelli Segal	30
11.6.	Service Credit to Hired Employees	30
11.7.	Remza/MAF	30

SECTION 12	CONDITIONS OF CLOSING	31
12.1.	Conditions to Buyer's Performance	31
12.2.	Conditions to Seller's Performance	32
12.3.	Termination	32

SECTION 13	INDEMNIFICATION	33
13.1.	Indemnification by Seller	33
13.2.	Indemnification by Buyer	34
13.3.	Assumption of Defense	35
13.4.	Non-Assumption of Defense	35
13.5.	Indemnified Party's Cooperation as to Proceedings	36
13.6.	Threshold	36
13.7.	Cap	36
13.8.	Exclusive Remedy	36
13.9.	No Consequential Damages	36

SECTION 14	MISCELLANEOUS	37
14.1.	Entirety of Agreement	37
14.2.	Notices	37
14.3.	Amendment	37
14.4.	Waiver	37
14.5.	Counterparts; Facsimile	37
14.6.	Assignment; Binding Nature; No Beneficiaries	38

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14.7.	Headings	38
14.8.	Governing Law; Jurisdiction	38
14.9.	Construction	38
14.10.	Negotiated Agreement	38
14.11.	Public Announcements	39
14.12.	Remedies Cumulative; Specific Performance	39
14.13.	Severability	39
14.14.	WAIVER OF JURY TRIAL	39

- iii -

ASSET PURCHASE AGREEMENT

THIS AGREEMENT, made this 7th day of January, 2008 (the “Execution Date”), by and between LIZ CLAIBORNE, INC., a Delaware corporation (“Seller”), and PERRY ELLIS INTERNATIONAL, INC., a Florida corporation (`Buyer”).

WITNESSETH:

WHEREAS, in connection with the disposition of several of its brands, businesses and related assets, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to acquire and assume from Seller, substantially all of the assets owned, leased or licensed by Seller and used in connection with the Purchased Business (as hereinafter defined) and assume liabilities as more specifically described herein; and

WHEREAS, in connection with such acquisition and assumption, Buyer has undertaken its own due diligence review of the Purchased Business (as hereinafter defined), the past performance of the Purchased Business, the industries in which the Purchased Business is operated and the trends of such industries.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1

DEFINITIONS

1.1. Definitions. Whenever used in this Agreement, unless the context otherwise requires, the following words and phrases shall have the respective meanings ascribed to them as follows:

(a) “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this definition “control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(b) “Agreement” means this Asset Purchase Agreement, as it may be amended in accordance with the provisions hereof.

(c) “Applicable Employees” is defined in Section 8.1(o).

(d) “Assumed Liabilities” means only (i) all liabilities and obligations related to the Buyer Chargebacks and the Buyer Returns, (ii) those obligations and liabilities accruing on or after the Closing Date and in respect of the period following the Closing Date with respect to the Purchased Assets (other than the Excluded Liabilities) listed on Schedule 1.1(d) in accordance with their respective terms (which shall be updated on the Closing Date solely to reflect, and such updates shall be limited to, changes in the Order Book and purchase orders from suppliers pursuant to ordinary course transactions consistent with the past practices of the

Purchased Business which occur between the Execution Date and the Closing Date), (iii) 50% of all retention payments arising under the Hired Employee Talent Retention Agreements, and (iv) 100% of all severance payments arising under the Hired Employee Talent Retention Agreements.

(e} “Bill of Sale, Assignment and Assumption Agreement” is defined in Section 3.2(a).

(f) “Business Day” means a day other than (i) a Saturday, Sunday or (ii) any other day on which the principal national banks located at the City of New York are not open for business during normal banking hours.

(g) “Buyer” is defined in the preamble.

(h) “Buyer Confidential Information” is defined in Section 10.2.

(i) “Buyer Indemnified Parties” is defined in Section 13.1.

(j) “Buyer’s Indemnified Liabilities” is defined in Section 13.1.

(k) “Chinese Laundry Complaint” means the complaint filed on May 21, 2007 in the matter of Robert Goldman & Cels Enterprises, Inc. v. Liz Claiborne Inc.

(1) “Closing” means the completion of the sale to and purchase by Buyer as contemplated hereby.

(m) “Closing Date” means the day of the Closing, which shall be February 4, 2008, or such other date as mutually agreed by the parties (and which, unless otherwise agreed by the parties, shall be on a Monday).

(n) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(o) “Confidentiality Agreement” means the confidentiality agreement, dated August 3, 2007, by and between Seller and Buyer.

(p) “Dispute Resolution Period” is defined in Section 5.4(d).

(q) “Environmental Laws” means the applicable Laws relating to pollution or protection of the environment, including Laws relating to the emission of waste into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous materials or waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and CERCLA, as amended, and their state and local counterparts.

(r) “Disputed Matters” is defined in Section 5.4(d).

(s) “Execution Date” is defined in the preamble,

(t) “Excluded Fixed Assets” means the machinery, vehicles, computer hardware, furniture, fixtures, equipment and other tangible property set forth in Schedule 1.1(t).

(u) “Facility Leases” is defined in Section 8.1(g).

(v) “Finished Goods” means items of apparel using the Transferred Intellectual Property that are complete and packaged or ready to be packaged and ready to be shipped to the customer.

(w) “Financial Statements” means (i) the unaudited balance sheets and income statements of the Purchased Business for the fiscal year ended December 30, 2006, and (ii) the unaudited balance sheets and income statements of the Purchased Business as of and for the nine-month period ended September 29, 2007, in each case including the related notes and schedules thereto (as applicable).

(x) “Fixed Assets” means the machinery, vehicles, computer hardware, furniture, fixtures, equipment and other tangible property used primarily in the Purchased Business, other than the Excluded Fixed Assets.

(y) “Governmental Entity” means any court, administrative agency or commission or any federal, state or local governmental entity, municipality or subdivision thereof.

(z) “Intellectual Property” means all the following in any jurisdiction worldwide, registered and unregistered: (i) trademarks, service marks, trade names, logos, designs and symbols, corporate names, certification marks, collective marks, d/b/a’s, Internet domain names and websites, business symbols, brand names and other indicia of origin, all applications and registration for the foregoing and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer and supplier lists and other industry information; (iii) published and unpublished works of authorship, whether copyrightable or not (including without limitation data bases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (iv) other intellectual property and proprietary rights.

(aa) “Inventory” means all inventory of Seller relating to the Purchased Business including all unfinished and finished goods, work-in-process, raw materials, fabrics, trim, supplies, and other inventories of every nature which contribute to the Finished Goods.

(bb) “knowledge” with respect to Seller means the actual knowledge of Mike Scarpa, Roberta Karp, Nicholas Rubino, Mark Walsh, Stephen Cox (only to the extent related to the C&C California business) and Susan Jones (only to the extent related to the Laundry business), after reasonable inquiry and investigation.

(cc) “Liens” means, with respect to any asset of any Person, all liens, charges and encumbrances on such asset.

(dd) “Law” means any statute, law, rule, regulation, order, decree or ordinance.

(ee) “Material Adverse Change” means any event, change, violation, inaccuracy, circumstance, occurrence, state of facts, condition or effect that, individually or when taken together with all other such events, changes, violations, inaccuracies, circumstances, occurrences, state of facts, conditions or effects, has had (i) a material adverse effect on the business, assets, properties, results of operations, or condition (financial or otherwise) of the Purchased Business, taken as a whole, (ii) a material adverse diminution in the value of, or the rights associated with, the Purchased Assets or (iii) a material adverse effect on the ability of the Seller or its Affiliates to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement; provided, however, that in determining whether a Material Adverse Change has occurred or exists, there shall be excluded any adverse change or effect that is the result of (A) any war, riot, acts of terrorism, revolution, civil commotion, acts of public enemies or embargo involving the United States or the military forces of the Unites States, (B) general declines in the economy or financial markets of the United States, but only to the extent that the change or effect thereof on the Purchased Business is not disproportionately more adverse than the change or effect thereof on comparable companies or businesses in the industry in which the Purchased Business competes, (C) any conditions generally affecting the industry in which the Purchased Business competes, but only to the extent that the change or effect thereof on the Purchased Business is not disproportionately more adverse than the change or effect thereof on comparable companies or businesses in the industry in which the Purchased Business competes, (D) actions that the Seller takes with the express written consent of the Buyer between the Execution Date and the Closing Date, or (E) any public announcement of this Agreement or the transactions contemplated hereby.

(ff) “Non-Hired Employees” means all employees of Seller that are primarily involved in the Purchased Business (or individuals who are deemed to be current or former employees of Seller primarily involved in the Purchased Business) other than the Hired Employees.

(gg) “Non-Hired Employee Talent Retention Agreements” means all employment or retention agreements or arrangements set forth on Schedule 1.1(pp) relating to any Non-Hired Employees.

(hh) “Non-Purchased Inventory” means Inventory not included within the Purchased Assets.

(ii) “Order Book” means all bona fide orders for shipment of goods bearing the Transferred Intellectual Property set forth on Schedule 1.1(ii) (which shall be updated on the Closing Date solely to reflect, and such updates shall be limited to, ordinary course transactions consistent with the past practices of the Purchased Business which occur between the Execution Date and the Closing Date).

(jj) “Permits” is defined in Section 8.1(s).

(kk) “Person” means any individual, corporation, partnership, limited liability company, trustee or trust or unincorporated association or other entity or such person’s heirs, executors, administrators or assigns, as the case may be.

(11) “Premises” means the premises leased under the Facility Leases set out in Schedule 8.1(g).

(mm) “Purchase Price” is defined in Section 4.1.

(nn) “Purchased Assets” has the meaning set forth in Section 2.1.

(oo) “Purchased Business” means the business conducted by Seller or Affiliate thereof relating to the designing, manufacturing, importing, processing, marketing, promoting, selling, distributing, licensing and managing goods and services using exclusively the Transferred Intellectual Property.

(pp) “Purchased Contracts” means, collectively, (i) the contracts, leases, Facility Leases, together with all of Seller’s rights in the leasehold improvements relating thereto to the extent the same are transferable pursuant to the respective Facility Leases, licenses, customer contracts, purchase orders from customers, other instruments or other agreements relating to the Purchased Business set forth on Schedule 1.1(pp), but excluding all Non-Assigned Contracts, (ii) all employment or retention agreements or arrangements set forth on Schedule 1.1(pp) relating to any Hired Employees (the “Hired Employee Talent Retention Agreements”), and (iii) all other unfilled orders from customers and unfilled purchase orders to suppliers relating to the Purchased Business.

(qq) “Purchased Inventory” means all Inventory set forth on Schedule 1.1(qq) (which shall be updated on the Closing Date solely to reflect, and such updates shall be limited to, ordinary course transactions consistent with the past practices of the Purchased Business which occur between the Execution Date and the Closing Date), including, without limitation, Finished Goods in retail and outlet stores (if any), in warehouses, in transit and on purchase order as set forth in Schedule 1.1(qq).

(rr) “Remza Matter” means any matter relating to (i) that certain letter, dated December 5, 2007, from Remza Investment Co. WLL (“Remza”) and (ii) the termination of the arrangements between Seller or its Affiliates and each of Remza and MAF Fashions LLC that relate to the Purchased Business (the “Remza/MAF Arrangements”).

(ss) “Required Consents” means all consents (if any) required under the Purchased Contracts for the assignment and transfer to Buyer of the Purchased Contracts and all consents (if any) of any other Person required for the assignment and transfer to Buyer of the Purchased Assets and the consummation of the transactions contemplated hereby.

(tt) “Schedules” means the schedules to this Agreement which are incorporated herein and made a part hereof.

(uu) “Seller” is defined in the preamble.

(vv) “Seller Benefit Plans” means all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), maintained or contributed to by Seller or any of its Affiliates for the benefit of any Applicable Employee (“Seller Pension Plans”) and all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase, deferred compensation plans, agreements or arrangements and other employee fringe benefit plans maintained, or contributed to, by Seller or any of its Affiliates for the benefit of any Applicable Employee.

(ww) “Seller’s Indemnified Liabilities” is defined in Section 13.2.

(xx) “Seller IP” is defined in Section 8.1(j)(iii).

(yy) “Tax” or “Taxes” means taxes, fees, levies, custom duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any Federal, state, local or foreign taxing authority, including (a) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (b) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

(zz) “Trademark Assignment” is defined in Section 3.2(b).

(aaa) “Transferred Intellectual Property” means all Intellectual Property owned by Seller, relating to, used in or held for use exclusively in connection with the Purchased Business including, but not limited to, items set forth on Schedule 1.1(aaa).

(bbb) “Transition Services Agreement” is defined in Section 3.2(c).

(ccc) “Threshold” is defined in Section 13.6.

1.2. Additional Defined Terms. In addition to the terms defined above, the following terms are defined in the section of this Agreement so designated:

Term	Section Where Defined
Acceptance Notice	5.4(b)
Book Inventory Schedule	4.4(b)(i)
Buyer Chargebacks	5.4(a)
Buyer Returns	5.4(b)
Cap	13.7
Closing Inventory	4.4(a)(i)
Closing Inventory Schedule	4.4(c)
Excluded Assets	2.2
Excluded Inventory	4.4(b)(i)
Excluded Liabilities	2.4

Final Inventory Overage Amount	4.4(c)
Final Inventory Shortfall Amount	4.4(c)
Hired Employees	3.3(g)
Inventory Location	4.4(b)(i)
Inventory Report	4.4(b)(ii)
Inventory Valuation	4.4(a)(ii)
Losses	13.1
Lease Assignment Agreement	3.2(f)
Leased Assets	8.1(f)
Non-Assigned Contracts	4.2
Outside Date	12.3(b)
Overage Amount	4.4(c)
Physical Inventory	4.4(b)(i)
Remza	1.1(rr)
RemzalMAF Arrangements	1.1(rr)
Return Notice	5.4(b)
Returned Goods	5.4(b)
Right of First Refusal	5.4(b)
ROFR Notice Period	5.4(b)
Seller Chargebacks	5.4(a)
Seller Confidential Information	11.1
Seller Indemnified Parties	13.2
Seller Returns	5.4(b)
Shortage Amount	4.4(c)
Specified Words	10.7
Territory	11.7
Third Party Price	5.4(b)
Total Book Inventory	4.4(a)(iii)
Total Closing Inventory	4.4(a)(iv)

SECTION 2

PURCHASE AND SALE

2.1. Assets to be Purchased and Sold. Subject to the terms and conditions hereof, at the Closing, Buyer shall purchase from Seller or its Affiliates and Seller shall, or shall cause its Affiliates to, sell, assign, transfer, and deliver to Buyer, free and clear of all Liens, all right, title and interest to and under all of the assets, properties and rights of Seller (and its Affiliates) of every kind and description whatsoever, wherever located, real, personal or mixed tangible or intangible, other than the Excluded Assets, whether owned, leased or licensed by Seller or its Affiliates and used by Seller or its Affiliate exclusively in connection with the operation of the Purchased Business, including, without limitation, as set forth below (the “Purchased Assets”):

(a) Purchased Inventory;

(b) Transferred Intellectual Property;

(c) Purchased Contracts and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under Seller’s dominion or control to the extent such rights and benefits are transferable;

(d) Order Book;

(e) Fixed Assets;

(f) the full benefit of all representations, warranties, guarantees, indemnities, undertakings, certificates, covenants, agreements and the like to the extent assignable by Seller and relating to the Purchased Contracts or which apply to the Purchased Assets;

(g) all books, records and files relating to the Purchased Assets (the “Books and Records”) including, without limitation, current customer lists and databases, sales records, current price lists and catalogues, current sales literature, current advertising material, current marketing materials, current manufacturing data, production records, current employee manuals, current personnel records, current supply records, inventory records, and correspondence files related thereto (together with, in the case of any such information that is stored electronically, the media on which the same is stored) except that where Seller is required by Law to retain a particular book, record or file, it shall retain such book, record or file and deliver to Buyer a copy thereof unless prohibited from transferring such information by applicable Law;

(h) all the right, title, benefit and interest of Seller in respect to prepaid insurance, prepaid royalties and advertising/marketing fees and other prepaid expenses, deposits and all advances to suppliers and other deposits of cash and cash equivalents made by Seller with respect to the Purchased Assets;

(i) all current and past patterns, samples, prototypes archived files, artwork, development and design work, graphics and designs for products to the extent the same are owned and held by Seller exclusively for use in the operation of the Purchased Business;

(j) all UPC codes set forth on Schedule 2.1(j);

(k) all goodwill associated with the Purchased Assets and the Purchased Business; and

(1) all other material tangible and intangible assets of any kind and description, wherever located, that are owned and used by Seller exclusively in connection with the operation of the Purchased Business, other than the Excluded Assets and to the extent the same are transferable.

2.2. Excluded Assets. Buyer is not acquiring, and Seller is not selling, any other assets of Seller, including the Non-Purchased Inventory, all accounts receivable due to Seller in connection with the Purchased Business, all of Seller’s cash and cash equivalents in respect of the Purchased Business, the Excluded Fixed Assets and the assets set forth on Schedule 2.2 (collectively, the “Excluded Assets”).

2.3. Assumed Liabilities. Effective upon the Closing, subject to the terms hereof and pursuant to the Bill of Sale, Assignment and Assumption Agreement, Buyer will assume all of the Assumed Liabilities.

2.4. Excluded Liabilities. Notwithstanding anything else contained herein to the contrary, Buyer shall not assume and shall have no obligation to pay, satisfy, perform, discharge or fulfill any liabilities or obligations of Seller or its Affiliates (whether known or unknown, liquidated or unliquidated, contingent or fixed) other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). The Excluded Liabilities shall remain the liabilities and obligations of Seller or its Affiliates and shall not be assumed by Buyer pursuant hereto (regardless of whether any such liabilities or obligations are disclosed in this Agreement). Without limiting the generality of the foregoing, Excluded Liabilities shall include the following:

(a) all liabilities and obligations related to the Excluded Assets;

(b) all liabilities and obligations for any of Seller’s income or capital taxes owed by Seller, and any liability or obligation for any sales, use, excise, or other taxes (including, without limitation, income taxes, withholding taxes and employment and payroll taxes) arising prior to or in connection with the consummation of the transactions contemplated by this Agreement;

(c) except as otherwise expressly provided for herein, all liabilities and obligations of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby;

(d) all liabilities and obligations related to the Seller Chargebacks and the Seller Returns (in each case subject in all respects to the provisions of Section 5.4);

(e) all payment obligations of Seller to any bank, insurance company, finance company, or other institutionalized lender of other person for money borrowed;

(f) all liabilities and obligations of Seller relating to the guaranty by Seller of any third party obligations;

(g) all inter-company liabilities payable to Seller or its Affiliates;

(h) all liabilities related to applicable bulk sales or fraudulent conveyance Laws;

(i) all liabilities, including claims made for defective material and failure to comply with specifications, in respect of any occurrence, defect, deterioration or incident related to any (A) Purchased Inventory or (B) products using the Transferred Intellectual Property sold by Seller or any of its Affiliates, in each case whether asserted before, on or after the Closing Date;

(j) all liabilities and obligations in respect of any and all litigations, actions, suits, mediations, arbitrations, disputes, oppositions or other proceedings or governmental investigations with respect to or involving the Purchased Assets, the Purchased Business, the Applicable Employees or the Assumed Liabilities (including the Chinese Laundry Complaint and the Remza Matter), which are pending on, or threatened in writing on or before, the Closing Date;

(k) all liabilities relating to Non-Assigned Contracts;

(1) all liabilities in respect of the Purchased Assets or the Purchased Business relating to Environmental Laws that are attributable to the ownership of the Purchased Assets or the operation of the Purchased Business prior to the Closing Date;

(m) all liabilities and obligations relating to all union contracts and collective bargaining agreements of Seller or its Affiliates; and

(n) (i) all liabilities and obligations arising prior to the Closing Date (or relating to periods prior to the Closing Date) relating to or with respect to any current or former employees of Seller (including but not limited to Hired Employees) or individuals who are deemed to be current or former employees of Seller, including under all Seller Benefit Plans, (ii) all liabilities and obligations arising on or after the Closing Date relating to or with respect to any Non-Hired Employees (including those arising under all Non-Hired Employee Talent Retention Agreements and all Seller Benefit Plans), (iii) all liabilities and obligations arising under all written or oral contracts, agreements or arrangements (other than the Hired Employee Talent Agreements, which are subject to clauses (iv) and (v) hereof) between Seller and any Hired Employees, (iv) 50% of all retention payments arising under the Hired Employee Talent Retention Agreements, and (v) 100% of all liabilities and obligations arising under the Hired Employee Talent Retention Agreements other than retention payments (which are subject to clause (iv) hereof) and severance payments.

SECTION 3

CLOSING AND CLOSING DOCUMENTS

3.1. Time of Closing and Closing Date. The transactions contemplated by this Agreement shall be closed at 10:00 a.m. on the Closing Date at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY 10036, or such other place as may be agreed upon by the parties.

3.2. Items to be Delivered at the Closing by Seller. At the Closing, Seller shall deliver to Buyer:

(a) An executed Assignment, Bill of Sale, Assignment and Assumption Agreement in the form annexed hereto as Exhibit A (the “Bill of Sale, Assignment and Assumption Agreement”) and such other assignments, notices, documentation and other instruments of transfers and conveyance, in form and substance reasonably satisfactory to Buyer, necessary to sell, transfer and assign the Purchased Assets to Buyer; provided that the terms of such other assignments, notices, documents and instruments of transfer and conveyance are consistent with terms of this Agreement.

(b) An executed Trademark Assignment in the form annexed hereto as Exhibit B (the “Trademark Assignment”).

(c) An executed Transition Services Agreement substantially in the form previously provided by Seller to Buyer with such changes as mutually agreed by the parties (the “Transition Services Agreement”).

(d) A certificate of the corporate secretary of Seller attaching thereto a true, correct and complete copy of resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(e) A certificate of an officer of Seller certifying as to the matters set forth in Section 12.1(a).

(f) A lease assignment agreement executed by Seller, substantially in the form of Exhibit D (the “Lease Assignment Agreement”), in respect of the Facility Lease set forth on Schedule 3.2(f) containing, or together with, any applicable Required Consent to the assignment, if obtained prior to the Closing Date.

(g) All Books and Records including financial records.

(h) The Financial Statements.

3.3. Items to be Delivered at the Closing by Buyer. At the Closing, Buyer shall deliver to Seller:

(a) The Purchase Price as set forth in Section 4.1.

(b) The executed Bill of Sale, Assignment and Assumption Agreement.

(c) The executed Transition Services Agreement.

(d) The executed Trademark Assignment.

(e) A certificate of the corporate secretary of Buyer attaching thereto a true, correct and complete copy of resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(f) A certificate of an officer of Buyer certifying as to the matters set forth in Section 12.2(a).

(g) A schedule setting forth all employees of Seller that will be hired by Buyer or its Affiliates in connection with the consummation of the transactions contemplated hereby (the “Hired Employees”).

SECTION 4

PURCHASE PRICE

4.1. Purchase Price. In consideration of the sale, transfer and assignment of the Purchased Assets and Purchased Contracts, Buyer shall pay to Seller an amount, in cash, equal to $37,158,930 (the “Purchase Price”), subject to adjustment pursuant to Section 4.4. Payment of the Purchase Price shall be made in immediately available funds by wire transfer to an account or accounts specified by Seller at least two (2) Business Days prior to the Closing Date.

4.2. Absence of Consents. Notwithstanding any other provision of this Agreement to the contrary, if any Purchased Contract, other than those Purchased Contracts which are set forth on or referred to (including by reference to the Required Consents relating thereto) in Schedule 12.1(d) (with respect to which the provisions of this Section 4.2 shall not be applicable), is not assignable or transferable either by virtue of the provisions thereof or under applicable Law without obtaining a Required Consent, and any Required Consents with respect to any such Purchased Contracts are not obtained by Seller at or before the Closing, nothing in this Agreement and the related instruments of transfer shall be construed as an assignment or transfer of such Purchased Contracts (the “Non-Assigned Contracts”). Instead, Seller shall (i) at the request and under the direction of Buyer, and at Seller’s expense, continue to hold such Non-Assigned Contracts in trust for the benefit of Buyer and promptly pay over to Buyer all monies collected by or paid to Seller in respect of every such Non-Assigned Contracts; and (ii) use its commercially reasonable efforts to obtain all such Required Consents not previously obtained as soon as reasonably practicable after the Closing or otherwise obtain for Buyer the practical benefit of such Non-Assigned Contracts. There shall be no adjustment to the Purchase Price in the event that Seller is either unable to obtain any Required Consent or is unable to assign or transfer any Non-Assigned Contracts to, or obtain the practical benefit of any Non-Assigned Contracts for, Buyer. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Section 4.2 shall in any way change, modify, limit or affect the condition set forth in Section 12.1(d) of this Agreement.

4.3. Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in the manner agreed upon by Buyer and Seller in good faith as promptly as practicable following the Closing. Buyer and Seller shall each file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation. Neither Buyer nor Seller shall take any position with respect to Taxes that is inconsistent with the agreed upon allocation, including in any audit or examination by any governmental body. Buyer and Seller shall prepare and timely file such reports and information returns as may be required under Section 1060 of the Code to report the allocation of the Purchase Price among the Purchased Assets as agreed pursuant to this Section 4.3.

4.4. Purchase Price Adjustment.

(a) Definitions. For purposes hereof, the following terms shall have the following meanings:

(i) “Closing Inventory” shall mean the amount of Purchased Inventory according to the results of the Physical Inventory, valued in accordance with the Inventory Valuation.

(ii) “Inventory Valuation” shall mean the manner in which inventory is to be valued as set forth on Schedule 4.4(a).

(iii) “Total Book Inventory” shall mean the amount of Purchased Inventory set forth on Schedule 4.4(a), valued in accordance with the Inventory Valuation.

(iv) “Total Closing Inventory shall mean the total amount of all Purchased Inventory at all Inventory Locations according to the results of the Physical Inventory.

(b) Physical Inventory.

(i) Schedule 4.4(a) sets forth the Total Book Inventory (the “Book Inventory Schedule”). Over the two (2) calendar days prior to the Closing Date, Seller shall (or shall cause its Affiliates or its representatives to) conduct a physical count of all Purchased Inventory (the “Physical Inventory”) located (i) at any location (including the Premises) where the total value of Purchased Inventory exceeds $75,000 and (ii) at all locations (including the Premises) where the total aggregate value of Purchased Inventory at such locations exceeds $250,000, notwithstanding that on an individual location basis, the total value of Purchased Inventory at any such location does not exceed $75,000 (each such location described in clause (i) and clause (ii) above, an “Inventory Location”). At least seven (7) calendar days prior to the Physical Count, Seller shall notify Buyer of the address of each Inventory Location and the date(s) and time(s) when the Physical Inventory is scheduled at each such Inventory Location. Buyer and its Affiliates shall have the right to monitor (or to send its representatives to monitor) the Physical Inventory as well to have access at such reasonable times and to all such Inventory Locations as Buyer may reasonably request to conduct an inspection of all Purchased Inventory located at such Inventory Locations. Seller shall engage an audit firm that is mutually agreeable to the parties to audit the Physical Inventory, and each of Seller and Buyer shall pay half of the cost of such auditing firm. Any damaged or obsolete, as applicable, Purchased Inventory will be included in the count and identified as damaged or obsolete, as applicable. Seller shall identify all Purchased Inventory that is not of quality useable and saleable in the ordinary course of the Purchased Business (the “Excluded Inventory”) and such Excluded Inventory shall not be included in the Physical Inventory.

(ii) The Physical Count at all Inventory Locations shall be completed by 8:00 AM (New York City time) on the Closing Date. Upon the completion of the Physical Count at each Inventory Location, Seller (or its Affiliates or representatives, as the case may be) shall prepare a report setting forth the results of the Physical Count at such Inventory Location, which report shall be approved by the audit firm and shall be final, binding and conclusive, absent manifest error (each, an “Inventory Report”). A copy of each Inventory Report shall be delivered to Buyer (or its Affiliates or representatives, as the case may be).

(c) Closing Date Adjustment. As early as practicable on the Closing Date (and in no event later than 9:30 a.m., New York City time, on such date), Seller shall deliver to Buyer a schedule (the “Closing Inventory Schedule”) setting forth: (i) the Total Book Inventory (which shall be identical to the Total Book Inventory set forth on the Book Inventory Schedule); (ii) the Closing Inventory at each Inventory Location (which shall be based on the Inventory Report for each such Inventory Location); (iii) the Total Closing Inventory (which shall be based on all of the Inventory Reports); and (iv) the amount by which the Total Closing Inventory exceeds the Total Book Inventory (the “Final Inventory Overage Amount”) or the amount by which the Total Book Inventory exceeds the Total Closing Inventory (the “Final Inventory Shortfall Amount”), as applicable. If the Closing Inventory Schedule indicates a Final Inventory Shortfall Amount, then the Purchase Price payable at the Closing shall be reduced, on a dollar-for-dollar basis, by the Final Inventory Shortfall Amount. If the Final Inventory Schedule indicates a Final Inventory Overage Amount, then the Purchase Price payable at the Closing shall be increased, on a dollar-for-dollar basis, by the Final Inventory Overage Amount.

SECTION 5

CERTAIN ASSETS AND LIABILITIES OF SELLER

5.1. Non-Assumption of Liabilities. Except for the Assumed Liabilities, which Buyer shall assume and discharge when properly due and payable, Buyer does not assume or take any responsibility for paying, performing or discharging when due any liability or obligation of any type of Seller or any of its Affiliates, whether secured or unsecured, known or unknown, accrued or contingent, and whether or not related to the Purchased Assets, the Purchased Business or the Hired Employees.

5.2. Bulk Sales. Seller will indemnify and hold harmless Buyer with respect to all costs, expenses, damages and losses which Buyer may incur or suffer as a result from Seller’s non-compliance with any applicable bulk sales or bulk transfers act.

5.3. Product Liability. Seller shall be responsible for and shall indemnify Buyer from any and all claims, actions, loss, liability, judgments, disbursements, expenses and costs (including costs of defense), including claims made for defective material and failure to comply with specifications, in respect of any occurrence, defect, deterioration, or incident to or related to any (i) Purchased Inventory or (ii) products using the Transferred Intellectual Property sold by Seller or any of its Affiliates, in each case whether asserted before, on or after the Closing Date.

5.4. Chargebacks and Returns.

(a) Chargebacks. Seller shall be responsible for and shall indemnify Buyer with respect to any and all (i) chargebacks in respect of Finished Goods identifiable to shipments by Seller or its Affiliates prior to the Closing Date, and (ii) chargebacks in respect of Finished Goods that are not identifiable or linkable to shipments by Seller or its Affiliates prior to the Closing Date to the extent they arise within 90 calendar days following the Closing Date (the chargebacks referenced in clause (ii), the “Unidentifiable Chargebacks” and the chargebacks referenced in clauses (i) and (ii) collectively, the “Seller Chargebacks”); provided, however, that

Seller shall have the exclusive right to negotiate, authorize and approve each Seller Chargeback (consistent with its past practices). Buyer shall be responsible for and shall indemnify Seller with respect to any and all (i) chargebacks in respect of Finished Goods identifiable to shipments by Buyer or its Affiliates on or after the Closing Date, and (ii) chargebacks in respect of Finished Goods that are not identifiable or linkable to any shipments to the extent they arise on or after the 91st calendar day following the Closing Date (collectively, the “Buyer Chargebacks”); provided, however, that Buyer shall have the exclusive right to negotiate, authorize and approve each Buyer Chargeback (consistent with its past practices).

(b) Returns. Seller shall be responsible for and shall indemnify Buyer with respect to any and all returns in respect of (i) Finished Goods sold by Seller or its Affiliates prior to the Closing Date and (ii) Finished Goods that are not identifiable as sold by, or that have not been authorized by, either Seller or Buyer or their respective Affiliates and that are physically returned within 90 calendar days following the Closing Date (the returns referenced in clause (ii), the “Unidentifiable Returns” and the returns referenced in clauses (i) and (ii) collectively, the “Seller Returns”); provided, however, that Seller shall have the exclusive right to negotiate, authorize and approve each Seller Return (consistent with its past practices). Buyer shall be responsible for and shall indemnify Seller with respect to any and all returns in respect of (i) Finished Goods sold by Buyer or its Affiliates on or after the Closing Date and (ii) Finished Goods not identifiable as sold by, or that have not been authorized by, either Seller or Buyer or their respective Affiliates and that are physically returned on or after the 91st calendar day following the Closing Date (“Buyer Returns”); provided, however, that Buyer shall have the exclusive right to negotiate, authorize and approve each Buyer Return (consistent with its past practices). Following the Closing Date, Seller and its Affiliates shall have the right, at its option, to either (i) sell off any Finished Goods relating to Seller Returns (“Returned Goods”) to Buyer at a purchase price calculated in accordance with the Inventory Valuation or otherwise agreed upon between the parties, or (ii) negotiate with third parties to sell such Returned Goods at a negotiated price; provided that Buyer shall have a right of first refusal on any sale of Returned Goods as expressly described in the following four sentences (a “Right of First Refusal”). Prior to agreeing to sell any Returned Goods to any third party, Seller shall send a written notice to Buyer (a “Return Notice”) setting forth a description of the Returned Goods in question and the purchase price offered by the third party (the “Third Party Price”). Buyer shall have five (5) Business Days (the “ROFR Notice Period”) to notify Seller in writing pursuant to which it agrees to purchase such Returned Goods from Seller at the Third Party Price (an “Acceptance Notice”). If within ROFR Notice Period, Seller receives an Acceptance Notice from Buyer, Seller shall be obligated to sell such Returned Goods to Buyer at the Third Party Price. If Buyer does not exercise its Right of First Refusal (either by providing notice to Seller of its intention not to exercise its Right of First Refusal or by allowing the ROFR Notice Period to lapse), Seller shall have the right to sell such Returned Goods to a third party at the Third Party Price.

(c) Limitation on Unidentifiable ChargebackslReturns. Notwithstanding the foregoing, in no event shall Seller be responsible for Unidentifiable Chargebacks and Unidentifiable Returns in excess of $500,000 in the aggregate.

(d) Disputes. Seller and Buyer shall cooperate with each other to resolve any issues relating to or arising under this Section 5.4. If a party provides a dispute notice to the other party, the representatives of Seller and Buyer shall, within thirty (30) days following the date of receipt of the dispute notice (the “Dispute Resolution Period”), attempt in good faith to resolve their differences and any resolution by them that is agreed to in writing shall be final, binding and conclusive. If at the conclusion of the Dispute Resolution Period there is any matter still remaining in dispute (“Disputed Matters”), then all Disputed Matters shall be submitted for resolution to an independent registered public accounting firm or third-party factoring company that is mutually agreeable to the parties (the “Special Accountants”). The parties will cause the Special Accountants to use commercially reasonable efforts to resolve all Disputed Matters within 10 days of submission to the Special Accountants. In making such resolution, the Special Accountants will review only those items and amounts specifically set forth and objected to in writing and will resolve the dispute with respect to each such item and amount. The determination of the Special Accountants shall be conclusive, nonappealable and binding upon the parties for all purposes. Buyer and the Seller agree that (x) the procedures established by this Section 5.4(d) shall be the exclusive procedures for resolving disputes or disagreements arising under this Section 5.4, and (y) that all of the time periods provided for in this Section 5.4 may be extended by mutual written agreement by Buyer and Seller. The fees, expenses and disbursements of the Special Accountants shall be borne by Buyer, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested.

5.5. Consents, etc. Seller shall use its reasonable best efforts to obtain prior to the Closing, the Required Consents. Except as otherwise provided herein, Seller shall be responsible for any consent fee, transfer fee, penalty or other cost relating to any such consent or approval, or arising by reason of the transactions contemplated hereby.

SECTION 6

PRORATION; CERTAIN OTHER MATTERS

6.1. Expenses. Seller shall be responsible for all expenses, liabilities and obligations arising out of or relating to the Purchased Assets or the use, possession, ownership or operation thereof accruing prior to the Closing Date and Buyer shall be responsible for all such expenses, liabilities and obligations on or after the Closing Date.

6.2. Attorneys Fees; Expenses; Taxes. Except as otherwise provided in this Section 6.2, each party shall be responsible for the payment of its own attorneys’ and other fees and expenses (including, without limitation, any investment advisor, finder or similar fees) in connection with the transactions contemplated hereby. Buyer and Seller shall each be liable for and shall pay one half of all applicable Taxes properly payable on and in connection with the conveyance and transfer of the Purchased Assets. Buyer shall be responsible for all fees and expenses in connection with the conveyance and transfer of the Transferred Intellectual Property.

6.3. Brokers. Buyer represents and warrants to Seller that it has not employed any investment adviser, agent, broker or finder in connection with the transaction contemplated by this Agreement. Buyer hereby indemnifies Seller against and agrees to hold Seller harmless from any and all claims, losses, demands, expenses, suits and liabilities arising from or in any way connected with any claim for a commission or similar fee brought or made by any Person who may have been hired in such capacity by Buyer. Seller represents and warrants to Buyer that it has not employed any investment adviser, agent, broker or finder in connection with the transactions contemplated by this Agreement, other than Centerview Partners LLC. Seller hereby indemnifies Buyer against and agrees to hold Buyer harmless from any and all claims, losses, demands, expenses, suits and liabilities arising from or in any way connected with any claim for a commission or similar fee brought or made by any Person who may have been hired in such capacity by Seller, including but not limited to Centerview Partners LLC.

6.4. Schedule Updates. Seller shall update Schedule 1.1(d), (only to the extent related to changes in the Order Book or to purchase orders from suppliers), Schedule 1.1(ii) and Schedule 1.1(qq), in each case solely to reflect (and such updates shall, for purposes of this Section 6.4 and each of Sections 1.1(d), 1.1(ii) and 1.1(qq), be limited to) ordinary course transactions consistent with the past practices of the Purchased Business which occur between the Execution Date and the Closing Date, and shall deliver such updated Schedules to Buyer on the Closing Date.

6.5. Further Assurances. All Excluded Assets that are received or deemed to be received by Buyer after the Closing will be received by Buyer as agent, in trust for and on behalf of Seller, and Buyer will pay or deliver promptly all of such Excluded Assets to Seller and will provide to Seller any written information received concerning such Excluded Assets, including any related invoice. All Purchased Assets that are received or deemed to be received by Seller after the Closing will be received by Seller as agent, in trust for and on behalf of Buyer, and Seller will pay or deliver promptly all of such Purchased Assets to Buyer and will provide to Buyer any written information received concerning such Purchased Assets, including any related invoice. From and after the Closing Date, as and when reasonably requested by any party, each party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, at the requesting party’s expense, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

SECTION 7

TRANSFER OF INTELLECTUAL PROPERTY

7.1. Use after Closing. From and after the Closing Date, Seller and its Affiliates shall discontinue all use of the Transferred Intellectual Property purchased by Buyer under this Agreement and neither Seller nor its Affiliates shall use any trademark, tradename or other Intellectual Property which infringes the Transferred Intellectual Property; provided, however, that Seller shall have the limited and nonexclusive right and license to use such trademarks and tradenames, to the least extent reasonably necessary, for the purpose of selling any Non-Purchased Inventory or, in accordance with Section 5.4(b), any Returned Goods.

7.2. IP Renewals. Seller shall (or shall cause its Affiliates to) effect all renewals of all Transferred Intellectual Property that are scheduled to or may expire between the Execution Date and the date that is 30 days following the Closing Date. Seller shall be responsible for all fees and expenses in connection with all such renewals, and Buyer shall reasonably assist Seller in connection therewith, including executing and delivering, or causing to be executed and delivered, all such documents and instruments as Seller may reasonably deem necessary to effect such renewals.

SECTION 8

REPRESENTATIONS AND WARRANTIES

8.1. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

(a) Title to Assets. Seller has, and at Closing will transfer to Buyer, good and marketable title to the Purchased Assets, free of any and all Liens. Seller directly or indirectly and exclusively owns the Purchased Assets. Except as set forth on Schedule 8.1(a), the Purchased Assets include substantially all of the assets (other than the Excluded Assets) sufficient to conduct the Purchased Business substantially in accordance with past practices.

(b) Organization; Authority; Binding Obligation. Seller is a corporation duly and validly organized and existing under the Laws of the State of Delaware and has the corporate power to own or lease its assets and property, to carry on the Purchased Business as now being conducted by it and Seller is duly qualified as a corporation to do business in each jurisdiction in which the nature of Purchased Business or the Purchased Assets makes such qualification necessary except where such failure to qualify would not constitute a Material Adverse Change. The execution and performance of this Agreement and all acts which may be necessary or appropriate to consummate the transactions contemplated hereunder have been authorized by all corporate actions necessary to be taken for the approval of this Agreement and the transactions contemplated hereunder. This Agreement has been properly executed by Seller and it is legally valid and binding upon Seller, is enforceable against Seller according to its terms except as such enforceability may be limited by principles of public policy and applicable bankruptcy, insolvency, moratorium or other Laws affecting the rights of creditors generally and by general principles of equity.

(c) No Conflict. Except as disclosed on Schedule 8.1(c), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder do not conflict with, or result in any violation of any term or condition of, result in a breach or termination of, constitute a default under or result in the creation of any Lien upon any of the Purchased Assets, the Purchased Business or the Assumed Liabilities, pursuant to (i) the organizational documents of Seller or its Affiliates, (ii) any Purchased Contract or (iii) any requirement of Law or of any Governmental Entity. Without limiting the foregoing, Schedule 8.1(c) expressly sets forth each Purchased Contract that requires the consent, approval, authorization or waiver of or from, or notice to, a third Person in connection with the execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby.

(d) Consents and Approvals. There is no requirement to make any filing with, give any notice to or obtain any material license, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licenses, permits, certificates, registrations, consents and approvals described in Schedule 8.1(d) or that relate solely to the identity of Seller or the nature of any business carried on by Seller.

(e) Financial Condition. Annexed hereto as Schedule 8.1(e) are copies of the Financial Statements. Except as set forth in Schedule 8.1(e), the Financial Statements (i) have been prepared in accordance with generally accepted accounting practices (“GAAP”), subject, in the case of any interim Financial Statements, to the absence of footnote disclosure and normal year-end adjustments, and (ii) present in all material respects the financial position, results of operations and cash flows of the Purchased Business as at the dates and for the periods indicated. Except as set forth in Schedule 8.1(e), the Financial Statements contain and reflect all necessary adjustments and accruals for a fair presentation of the financial condition of the Purchased Business as of their respective dates in all material respects, subject, in the case of any interim Financial Statements, to the absence of footnote disclosure and normal year-end adjustments.

(f) Personal Property; Fixed Assets. Schedule 8.1(f) identifies, as of the date of this Agreement, all of the material leased tangible personal property used by Seller in the operation of the Purchased Business (collectively, the “Leased Assets”). As of the Execution Date, Seller has the right to use all of the Leased Assets in connection with the operation of the Purchased Business pursuant to valid lease arrangements and Seller has provided to Buyer a true and complete copy of each such written lease arrangement and all amendments, variations and extensions thereto. All of the material Fixed Assets are in good repair and operating condition, having a regard to their use and age (normal wear and tear excepted),

(g) Real Property.

(i) Seller does not own and has not agreed to acquire any fee simple interest in any real property that is exclusively used or to be used in the operation of the Purchased Business.

(ii) Schedule 8.1(g) lists (A) all leases, agreements to lease or other forms of tenancy agreement (and any amendments, extensions or renewals thereto) relating to real property used, or to be used, by Seller exclusively in the operation of the Purchased Business (the “Facility Leases”), (B) the parties thereto, (C) their expiry dates, (D) any options to renew, (E) the address of the leased premises and (F) the rates of minimum or fixed rent payable thereunder. Schedule 8.1(g) also lists all of the locations in respect of which Seller has made an offer to lease to the owner, which offer to lease if accepted will constitute an agreement to lease on the terms set out therein.

(iii) Seller’s interest in the leasehold estate of all the Premises is not subject to any Lien, and subject to any limitations contained in any Facility Lease relating to the Premises, Seller has the exclusive right to possess, use and occupy the Premises free from any easement or other restriction of any kind. Except as set forth on Schedule 8.1(g), each Facility Lease is in good standing and is valid, in full force and effect and contains the entire agreement between each party and Seller has neither given nor received any written notice of default, termination, or partial termination under any Facility Lease, which notice is currently outstanding, and there is no existing or continuing breach or default by Seller or, to the knowledge of Seller, any other party in the performance or payment of any obligation under any Facility Lease and Seller has complied in all material respects with the provisions of each Facility Lease.

(iv) Seller has not assigned, subleased or granted any right in rem of occupation or otherwise in respect of any portion of the Premises to any person or entity.

(v) Subject to the terms of the Facility Leases, none of the Premises are subject to any easement, right of way, license, grant, building or use restriction, exception, reservation, limitation or other impediment which adversely interferes with or impairs the present and continued use thereof in the operation of the Purchased Business in a manner consistent with past practices, and Seller enjoys peaceful and undistributed possession of all of the Premises.

(vi) Seller has provided to Buyer access to its files to review a true and complete copy of each Facility Lease and all amendments, variations and extensions thereof.

(vii) There are no unresolved disputes of a material nature between Seller and any party to a Facility Lease.

(h) No Bankruptcy. Seller is solvent and is not in the hands of a receiver. There is no application for receivership pending and no proceedings are pending or threatened by or against Seller for bankruptcy or reorganization in any court or other administrative body.

(i) Legal Proceedings. Except as disclosed on Schedule 8.1(i), no action or proceeding has been instituted or, to the best of Seller’s knowledge, threatened before any court or governmental agency to restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or the transactions contemplated herein, and there is no pending or, to Seller’s knowledge of, threatened litigation, action, suit, mediation, arbitration, dispute, opposition or other proceeding or governmental investigation with respect to, the Purchased Assets, the Purchased Business or the Assumed Liabilities. Except as set forth on Schedule 8.1(i), no judgment, award, order or decree has been (i) rendered against Seller with respect to the Purchased Business, Purchased Assets or Assumed Liabilities and is still outstanding or (ii) to Seller’s knowledge, threatened against or involving Seller, the Purchased Business, the Purchased Assets or the Assumed Liabilities.

(j) Intellectual Property; Non-Infringement.

(i) Schedule 1.1(aaa) contains a correct and complete list as of November 30, 2007 of all registered Transferred Intellectual Property owned or licensed and used by Seller in connection with the operation of the Purchased Business and indicates whether such Intellectual Property is owned by or licensed to Seller. Except as referred to on Schedule 8.1(j), Seller owns all rights to use, or holds a valid license to use, all such Transferred Intellectual Property. To the knowledge of Seller and except as specifically referred to on Schedule 8.1(j), Seller has not violated or infringed any patent, copyright, trade secret, trademark, service mark or other intellectual property rights of any other person or entity, and there are no claims pending or to the knowledge of Seller, threatened against Seller asserting that the use of any Intellectual Property by Seller infringes the rights of any other person or entity. Seller has no pending claims of violation or infringement of any Intellectual Property against any other person or entity, and Seller is not aware of any such violation or infringement.

(ii) Schedule 8.1(j) separately sets forth a list of all licenses, sublicenses, and other agreements of Seller relating to Transferred Intellectual Property, other than licenses for commercial off-the-shelf software with a value of less than $10,000, and true and complete copies thereof have previously been delivered to Buyer. All such licenses are valid, enforceable, subsisting, in full force and effect, and binding upon the parties thereto, and to Seller’s knowledge each party thereto is and has been in full compliance with all applicable material terms and requirements thereof, including without limitation any payments of royalties thereunder, and there has occurred no event which, with notice or the passage of time or otherwise, would constitute a default thereunder or grounds for termination or modification thereof or the imposition of any charge or penalty thereunder.

(iii) Seller and Buyer each acknowledge that certain of the trademarks comprising the Transferred Intellectual Property have been and/or are being used in conjunction with, and certain aspects of the Purchased Business have been conducted using, the words “Liz Claiborne,” “a Liz Claiborne Company” and similar terms (collectively, the “Seller IP” ). The Seller IP as listed on Schedule 8.1(j) is and will remain the property of Seller, and nothing in this Agreement shall be deemed to transfer to Buyer any trademark rights in the Seller IP or any goodwill associated therewith, or grant to Buyer any right to use the Seller IP.

(k) Finished Goods. All Finished Goods as of the Closing consist of items of merchantable quality for sale in the ordinary course of business.

(l) Promotions and Allowances. Schedule 8.1(1) sets forth the material terms in effect as of the Execution Date of all return, markdown, promotion, co-op advertising and other similar programs or allowances currently offered generally by Seller to any customer with respect to the Purchased Business.

(m) Purchased Contracts. Schedule 8.1(m) contains a list of all contracts and agreements primarily involving the Purchased Assets, Purchased Business or Assumed Liabilities involving payment to or by Seller in excess of $75,000 to which Seller is a party or by which Seller or any of the Purchased Assets are bound. Seller is not in material default under, and Seller has neither given nor received any written notice of any material default or termination with respect to, any of the Purchased Contracts, except for notices of defaults that have since been cured. Seller has complied in all material respects with the provision of each Purchased Contract. In addition, except as set forth on Schedule 8.1(m), the Purchased Business is not bound by any non-competition or similar restrictive covenant. Copies of all written Purchased Contracts have been made available to Buyer or its counsel.

(n) Customers. Schedule 8.1(n) sets forth information showing the twenty (20) largest customers of the Purchased Business during each of the preceding three (3) calendar years, the volume of orders and any open orders from each such customer.

(o) Employees. Except as disclosed on Schedule 8.1(o), Seller is not party to any written or oral employment, retention, severance, stay-put, change-in-control, service or consulting agreement relating to any one or more of its employees that are primarily involved in the Purchased Business or any other person that is deemed to be an employee of Seller that is primarily involved in the Purchased Business (each such employee, an “Applicable Employee” and all such employees collectively, the “Applicable

Employees”). Schedule 8.1(o) contains a true and complete list as of the Execution Date of the names, titles, and salaries or hourly rates, date of hire, bonus arrangements and commissions of each Applicable Employee, and all other payments and benefits to which such Applicable Employee may be entitled from Seller or any of its Affiliates or pursuant to or in connection with the transactions contemplated by this Agreement. Except as disclosed on Schedule 8.1(o), there is no Applicable Employee who cannot be dismissed on such period of notice as is required by Law in respect of a contract of hire for an indefinite term. Except as disclosed on Schedule 8.1(o), neither Seller nor any of its Affiliates is a party to any written or oral collective bargaining agreement or arrangement relating to any Applicable Employee and, to Seller’s knowledge, there are no organizational efforts by any union with respect to any Applicable Employee. Schedule 8.1(o)-A sets forth Seller’s calculation of the maximum amount of potential retention payments and potential severance payments, in the aggregate, pursuant to all Talent Retention Agreements set forth on Schedule 8.1(0).

(p) Insurance. Except as disclosed on Schedule 8.1(p), all general and product liability insurance policies presently maintained by Seller with respect to the Purchased Assets and the Purchased Business are with reputable insurance carriers, provide coverage consistent with industry standard in character and amount customary for the Purchased Business. Each such insurance policy is in full force and effect and all premiums due and payable in respect thereof have been paid. Seller has provided Buyer with a complete list of all claims made within the last three (3) years and all pending claims with respect to the Purchased Assets under any policies of property and casualty insurance and bonds maintained by Seller with respect to the Purchased Assets. To Seller’s knowledge, no state of facts exists with respect to which Seller would file any insurance claim with respect to the Purchased Business or the Purchased Assets other than any insurance claim which would be made in the ordinary course of the Purchased Business consistent with past practices.

(q) Ordinary Course of Business. Except as set forth on Schedule 8.1(q), since September 29, 2007, Seller has operated the Purchased Business in the ordinary course of business consistent with past practices and there has not been a Material Adverse Change. Without limiting the generality of the foregoing, and except as set forth on Schedule 8.1 (q), since September 29, 2007:

(i) there has been no material destruction or loss of or to any of the Purchased Assets;

(ii) there has been no sale, transfer or other disposition of any material asset of used in the Purchased Business, other than in the ordinary course of business consistent with past practices;

(iii) the Books and Records of the Purchased Business have been maintained in the usual, regular and ordinary manner on a basis consistent with prior years;

(iv) there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor institution or, to the knowledge of the Seller, threatened institution of any effort, complaint or other proceeding in connection therewith, materially adversely affecting the operation of the Purchased Business;

(v) there has been no amendment, termination or waiver of any right by Seller or its Affiliates under any Purchased Contract or Permit, other than in the ordinary course of business consistent with past practices or terminations in accordance with the terms of any such Purchased Contract or Permit;

(vi) there has been no: (i) increase in the compensation or in the rate of compensation or commissions payable or to become payable by Seller to any director, officer, employee, salesman, independent contractor or agent in respect of his or her direct involvement in the Purchased Business, other than in the ordinary course of the Purchased Business consistent with past practices; or (ii) increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any officer, director, salesman, agent, independent contractor or employee in respect of his or her direct involvement in the Purchased Business, other than in the ordinary course of business consistent with past practices;

(vii) there has been no Lien created on or in any of the Purchased Assets or assumed by Seller with respect to any of the Purchased Assets or the Purchased Business, other than in the ordinary course of business consistent with past practices;

(viii) there has been no creation of, amendment to or contribution, grant, payment or accrual for or to the credit of any employee primarily involved in the Purchased Business with respect to any bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance or other benefit plan, or any union, employment or consulting agreement or arrangement, other than in the ordinary course of business consistent with past practices;

(ix) in the operation of the Purchased Business, there has not been any forward purchase commitments in excess of the requirements of the Purchased Business for normal operating inventories or at prices higher than the current market prices;

(x) in the operation of the Purchased Business, there has not been any forward sales commitments or any failure to satisfy any accepted order for goods or services other than in the ordinary course of business consistent with past practices;

(xi) there has not been any change in the accounting or tax practices followed used in the operation of the Purchased Business;

(xii) there has not been any change adopted in the depreciation or amortization policies or rates; or any change in the credit terms offered to customers of, or by suppliers to, the Purchased Business; and

(xiii) with respect to the Purchased Business or any Purchased Asset, Seller has not incurred any indebtedness for any liabilities or paid for or prepaid any liabilities incurred other than in the ordinary course of business consistent with past practices.

(r) Compliance with Laws. Seller is in material compliance with all Laws applicable to it with respect to the Purchased Assets, the operation of the Purchased Business and the transactions contemplated hereby.

(s) Permits. Seller holds all material permits, licenses, registrations, approvals and authorizations from all Governmental Entities which are necessary to conduct the Purchased Business in a manner consistent with its past practices (the “Permits”) and all of the Permits are listed on Schedule 8.1(s). Each Permit is valid, subsisting and in good standing and Seller is not in material default or breach of any Permit, and no proceeding is pending or, to the knowledge of Seller, threatened to revoke or limit any Permit.

(t) Accelerated Payments. Except as set forth in Schedule 8.1(t), none of the Purchased Contracts contain any obligation to make a “change of control” payment to employees or consultants of Seller (including without limitation, severance, so-called “parachute” payments, bonuses or otherwise) or any provision that results in the acceleration of time of payment or vesting of any benefits under any Purchased Contract, gives rise to any right of termination or acceleration of indebtedness under any Purchased Contract, or gives rise to any restriction or limitation under any Purchased Contract.

(u) Suppliers. Prior to the Closing Date, Seller shall provide Buyer with Seller’s accounts payable master file and register in respect of the Purchased Business as of December 31, 2007. As of the Execution Date, neither Seller nor any of its Affiliates has received any written notice to the effect that the benefits of any relationship with any of the major suppliers of the Purchased Business will not continue after the Closing Date in substantially the same manner as before the Execution Date.

(v) Environmental Matters. During Seller’s (or any of its Affiliates’) occupancy of the Premises pursuant to each Facility Lease set forth on Schedule 3.2(f), Seller, its Affiliates and those for whom in Law it is responsible have complied in all material respects with Environmental Laws as they affect such Premises. Seller has obtained all material licenses, permits, approvals, consents, certificates, regulations and other authorizations (`Environmental Permits”) under Environmental Laws required for the operation of the Purchased Business at the Premises subject to each Facility Lease set forth on Schedule 3.2(f) and all such Environmental Permits are valid and subsisting. To the knowledge of Seller, Seller is not in material default or breach of any such Environmental Permits. No proceeding is pending or, to the Seller’s knowledge, threatened to revoke or limit such Environmental Permits.

(w) Taxes. Seller or one of its Affiliates has (i) timely filed all Tax returns in respect of the Purchased Business and the Purchased Assets with respect to all periods of time prior to the Closing Date, except for Tax returns not yet due to be filed or for which Seller or one of its Affiliates has filed an extension of time that has not yet come due, and (ii) timely paid all applicable Taxes in respect of the Purchased Business and the Purchased Assets with respect to any period of time prior to the Closing Date, except for Taxes accrued but not yet due and payable, contested in good faith or subject to extensions. No written notice of assessment or reassessment and no notice of any pending action, proceeding or claim relating to Taxes payable or collectable in respect of the Purchased Business or Purchased Assets has been received by Seller or any of its Affiliates. For purposes of this Section 8.1(w), “Tax” and “Taxes” shall include any taxes, fees levies, duties, charges, premiums, contributions or similar assessments (including interest, penalties and additions) imposed by or payable to any governmental or other taxing authority, whether foreign, federal, state, provincial, local or otherwise.

8.2. Buyer’s Representations and Warranties. Buyer hereby represents and warrants to Seller as follows:

(a) Organization; Authority; Binding Obligation. Buyer is a corporation duly and validly organized and existing under the Laws of Florida. The execution and performance of this Agreement and all acts which may be necessary or appropriate to consummate the transactions contemplated hereunder have been authorized by company actions necessary to be taken for the approval of this Agreement and the transactions contemplated hereunder. This Agreement has been properly executed by Seller and it is legally valid and binding upon Seller, is enforceable against Seller according to its terms except as such enforceability may be limited by principles of public policy and applicable bankruptcy, insolvency, moratorium or other Laws affecting the rights of creditors generally and by general principles of equity.

(b) No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder do not conflict with or result in any violation of any term or condition of, or constitute a default under, (i) the organizational documents of Buyer, (ii) any agreement or other instrument to which Buyer is a party or by which Buyer is bound or affected, or (iii) any requirement of Law or of any Governmental Entity.

(c) No Bankruptcy. Buyer is solvent and is not in the hands of a receiver, there is no application for receivership pending and no proceedings are pending or threatened by or against Buyer for Bankruptcy or reorganization in any federal or state court.

(d) Legal Proceedings. No action or proceeding has been instituted or, to the best of Buyer’s knowledge, threatened before any court or governmental agency to restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or the transactions contemplated herein.

(e) Compliance with Laws. Buyer is in material compliance with all Laws applicable to it with respect to the transactions contemplated hereby.

8.3. Survival of Representations, Warranties, Covenants and Agreements. All representations and warranties herein shall be operative and in full force and effect, and the parties hereto shall be entitled to rely thereon, regardless of any investigation made by or for them. All such representations and warranties shall, except as specifically limited by Section 12.3, survive the execution and delivery of this Agreement, the Closing and the consummation of the transactions provided for herein for a period of eighteen (18) months following the Closing Date, except that the representations and warranties set out in Sections 8.1(a), (b), (h), (o), (t), (v) and (w) and in Sections 8.2(a) and (c) shall survive until ten (10) days following the expiration of the applicable statutory period of limitations with respect to the matter to which the claim relates. No representations and warranties shall be merged or extinguished by reason of the execution of the transactions herein. Any claim for indemnification under Sections 13.1(a) or 13.2(a) relating to a breach of any of the representations or warranties contained herein may be made at any time during the 18-month period following the Closing Date, except that any claim for indemnification under Sections 13.1(a) or 13.2(a) relating to a breach of any of the representations and warranties set out in Sections 8.1(a), (b), (h), (o), (t), (v) and (w) or in Sections 8.2(a) and (c) may be made at any time on or prior to the 10th day following the expiration of the applicable statutory period of limitations with respect to the matter to which the claim relates. Any claims for indemnification under Sections I3.1(b), (c), (d), (e), (f), (g), (h), (i) or (j) or Sections 13.2(b), (c), (d) or (e) may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Law. Any contract or tort claim involving fraud, actions taken in bad faith, intentional misrepresentation or intentional breach may be made at any time, subject only to applicable limitation periods imposed by Law.

SECTION 9

INVESTIGATION BY BUYER

9.1. Availability of Information. For the period beginning on the date of this Agreement and ending on the Closing Date, Seller shall make available to Buyer and its representatives, agents, counsel and accounts for inspection, examination and audit such of its assets, liabilities facilities, records and personnel as Buyer may reasonably request to conduct its due diligence investigation regarding Seller and the Purchased Assets and prepare for the Closing. Any inspections, examinations, and audits shall be conducted during normal business hours by Buyer’s employees or agents upon reasonable advance notice and shall not unduly interfere with Seller’s normal operations. In connection with the foregoing, Seller shall make available its employees to answer reasonable questions by Buyer and Buyer’s employees and agents.

SECTION 10

COVENANTS OF SELLER

10.1. Ordinary Course. Except as set forth in Schedule 10.1, from the Execution Date until the Closing Date, Seller shall (i) maintain its company existence in good standing; (ii) maintain in effect all of its presently existing product liability and insurance coverage; (iii) make commercially reasonable efforts to preserve its present business relationships with its material suppliers and customers; (iv) conduct the Purchased Business in the usual and ordinary manner consistent with past practice, without a substantial change in current operational policies, and perform in all material respects all agreements with or other obligations to banks, customers, suppliers, employees and others; (v) not sell, mortgage, pledge, lease or otherwise transfer or dispose of any of the Purchased Assets or enter into any agreement with respect to the foregoing, other than in the ordinary course of business consistent with past practices; (vi) use commercially reasonable efforts to protect all confidential information and trade secrets of the Purchased Business; (vii) use commercially reasonable efforts in the ordinary course of business and consistent with past practices to protect the Transferred Intellectual Property; and (viii) not enter into any lease, offer to lease or commitment in respect of real property exclusively relating to the Purchased Business or any amendment, modification, renewal or variation of any Facility Lease, other than renewals or terminations in accordance with the terms of any such Facility Leases.

10.2. Buyer Confidential Information. Seller shall, and shall cause its Affiliates to, keep in confidence and shall not use, and shall cause its Affiliates not to use, for its or their own benefit or for the benefit of any third parties, or divulge to any third parties, any confidential information, knowledge, data or plans of Buyer or its Affiliates, including without limitation any confidential information, knowledge, data or plans relating to the Purchased Business (collectively, the “Buyer Confidential Information”). Buyer Confidential Information shall be considered and kept as the private, proprietary and confidential information of Buyer or such Affiliate, as the case may be, and may not be divulged without the express written authorization of Buyer.

10.3. Certain Filings. Seiler agrees to make or cause to be made all filings with Governmental Entities that are required to be made by Seller or its Affiliates to carry out the transactions contemplated by this Agreement, including as required under any applicable anticompetition Law. Seller agrees to provide reasonable good faith assistance to Buyer in making all such filings, applications and notices as may be necessary or desirable in order to obtain the authorization, approval or consent of any Governmental Entity which may be reasonably required or which Buyer may reasonably request in connection with the consummation of the transactions contemplated hereby, including as required under any applicable anti-competition Law.

10.4. Efforts to Satisfy Conditions. Seiler agrees to use reasonable best efforts to satisfy the conditions set forth in Section 12.1 hereof that are within its control.

10.5. Notification of Certain Matters.

(a) From the Execution Date until the Closing Date, promptly after obtaining knowledge thereof, Seller shall notify Buyer in writing of (a) the occurrence or non-occurrence of any fact or event which causes or would be reasonably likely to cause (i) any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement of Seller in this Agreement not to be complied with or satisfied in any material respect and (b) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall modify the Schedules or affect the representations, warranties, covenants and agreements of Seller or Buyer’s right to rely thereon and Buyer’s remedies with respect thereto (including any rights to indemnification pursuant to Section 13 and any contract or tort claims with respect to fraud, actions taken in bad faith, intentional misrepresentation or intentional breach), or the conditions to the obligations of Buyer, except with respect to certain written updates to Schedule(s) to the extent and as expressly provided in Section 6.4 and Section 10.5(b).

(b) Without limiting Seller’s rights pursuant to Section 6.4, at any time prior to one Business Day prior to the Closing Date, in the event that Seller determines, by reason of a change in circumstances or an event which was not known or reasonably foreseeable by Seller prior to or as of the Execution Date, that an update to any Schedule relating solely to any of the representations and warranties of Seller contained in Section S is required in order to make any of such representations and warranties of Seller contained herein true and correct as of the Execution Date and as of the Closing Date, Seller shall have the right to update, revise or supplement any such Schedule in writing with language describing specifically and in reasonable detail the matter requiring such update, revision or supplement and referencing each specific representation and warranty contained in Section 8, including any subsection thereof, if applicable, to which such disclosure relates; provided, however, that no such update, revision or supplement of any Schedule shall affect the representations or warranties of Seller or Buyer’s right to rely thereon and Buyer’s remedies with respect thereto (including any rights to indemnification pursuant to Section 13 and any contract or tort claims with respect to fraud, actions taken in bad faith, intentional misrepresentation or intentional breach), or the conditions to the obligations of Buyer, except as expressly provided in the immediately following two sentences. Subject to the next following sentence, if Seller delivers any written updated Schedule(s) relating to any of the representations and warranties of Seller contained in Section 8 to Buyer in a timely manner pursuant to and in accordance with the first sentence of this clause (b), and Buyer does not give written notice of any dispute or disagreement in connection therewith to Seller after delivery of such updated Schedule(s) and prior to the Closing, and if the transactions contemplated by this Agreement are thereafter consummated, then Buyer shall have no claim against Seller for a breach of such representation or warranty to the extent based on the information contained in such updated Schedule(s) and the provisions of Section 13 shall not apply with respect to any such matter (except in the case of fraud, actions taken in bad faith, intentional misrepresentation or intentional breach). If Seller delivers any written updated Schedule(s) relating to any of the representations and warranties of Seller contained in Section 8 to Buyer pursuant to and in accordance with the first sentence of this clause (b), and Buyer gives written notice of any dispute or disagreement in connection therewith to Seller after delivery of such updated Schedule(s) and prior to the Closing, then (i) Buyer and Seller shall use their reasonable best efforts to resolve any such dispute or disagreement prior to the Closing (and, if necessary, may mutually agree to extend the Closing Date to a date not later than the Outside Date, during which time Buyer and Seller shall use their reasonable best efforts to resolve any such dispute or disagreement prior to such extended Closing Date), and, if the parties are able to resolve such dispute or disagreement prior to the Closing (as it may be extended) and the transactions contemplated by this Agreement are thereafter consummated, Buyer shall have no claim against Seller for a breach of such representation or warranty to the extent based on the information contained in such updated Schedule(s) and the provisions of Section 13 shall not apply with respect to any such matter (except in the case of fraud, actions taken in bad faith, intentional misrepresentation or intentional breach), or (ii) at Buyer’s election, Buyer may terminate this Agreement by written notice to Seller pursuant to Section 12.3(e).

(c) Seller shall give prompt notice in writing to Buyer of any notice or other communication from any third party alleging that the consent of such third party is or may be required to be obtained by Seller in connection with the transactions contemplated by this Agreement.

10.6. Delivery of Books and Records. At the Closing, there shall be delivered to Buyer by Seller all the Books and Records described in Section 2.1(g) that are included in the Purchased Assets.

10.7. Change of Use of Name. Seller agrees that promptly after the Closing it shall change the names of any of its Affiliates that include the words “C&C” or “Laundry” (the “Specified Words”) to a name that does not include the Specified Words or any part thereof or any similar words. Seller agrees that from and after the Closing Date neither Seller nor any of its Affiliates will use the Specified Words or any part thereof or any similar words.

10.8. Access to Premises and Cooperation. Seller will afford to the authorized representatives of Buyer access, as may be reasonably requested by Buyer and with prior written notice to Seller, to Seller’s or any of its Affiliates’ Premises, properties, books, records, employees and representatives during normal business hours (or at other times if Seller shall consent to or request such other times) prior to the Closing Date. Seller acknowledges that Buyer may request such access in connection with obtaining information related to the conduct of the Purchased Business and the ownership of the Purchased Assets, and shall use its reasonable best efforts to facilitate such access and information to Buyer prior to the Closing Date. Buyer acknowledges and agrees that it will coordinate and consolidate all requests for information and access by Buyer and its authorized representatives so that they are reasonable in nature and are coordinated through those representatives of Seller as may be designated by Seller.

10.9. Notices Regarding Suppliers. From the Execution Date until the Closing Date, Seller shall notify Buyer promptly after receiving written notice from any major supplier of the Purchased Business to the effect that the benefits of the relationship with such major supplier will not continue after the Closing Date in substantially the same manner as before the Execution Date.

10.10. Retention Payment with Respect to Hired Employees. Seller shall pay 50% of all retention payments pursuant to the Hired Employee Talent Retention Agreements to the extent that any such retention payments become due and payable.

SECTION 11

COVENANTS OF BUYER

11.1. Seller Confidential Information. Buyer shall, and shall cause its Affiliates to, keep in confidence and shall not use, and shall cause its Affiliates not to use, for its or their own benefit or for the benefit of any third parties, or divulge to any third parties, any confidential information, knowledge, data or plans of Seller or its Affiliates, including without limitation any confidential information, knowledge, date or plans relating to the Purchased Business other than in connection with the operation of the Purchased Business as contemplated by this Agreement (collectively, the “Seller Confidential Information”). Seller Confidential Information shall be considered and kept as the private, proprietary and confidential information of Seller or such Affiliate, as the case may be, and may not be divulged without the express written authorization of Seller.

11.2. Certain Filings. Buyer agrees to make or cause to be made all filings with governmental bodies that are required to be made by Buyer to carry out the transactions contemplated by this Agreement, including as required under any applicable anti-competition Law. Buyer agrees to provide reasonable good faith assistance to Seller in making all such filings, applications and notices as may be necessary or desirable in order to obtain the authorization, approval or consent of any Governmental Entity which may be reasonably required or which Seller may reasonably request in connection with the consummation of the transactions contemplated hereby, including as required under any applicable anti-competition Law.

11.3. Efforts to Satisfy Conditions. Buyer agrees to use its reasonable best efforts to satisfy the conditions set forth in Section 12.2 that are within its control.

11.4. Notification of Certain Matters. From the Execution Date until the Closing Date, promptly after obtaining knowledge thereof, Buyer shall notify Seller in writing of (a) the occurrence or non-occurrence of any fact or event which causes or would be reasonably likely to cause (i) any representation or warranty of Buyer contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement of Buyer in this Agreement not to be complied with or satisfied in any material respect and (b) any failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations, warranties, covenants and agreements of Buyer or Seller’s right to rely thereon and Seller’s remedies with respect thereto (including any rights to indemnification pursuant to Section 13 and any contract or tort claims with respect to fraud, actions taken in bad faith, intentional misrepresentation or intentional breach), or the conditions to the obligations of Seller. Buyer shall give prompt notice in writing to Seller of any notice or other communication from any third party alleging that the consent of such third party is or may be required to be obtained by Seller or the Company in connection with the transactions contemplated by this Agreement.

11.5. Shelli Segal. Prior to the Closing Date, Buyer shall notify Seller as to whether it has determined to purchase from Buyer each of the trademarks and tradenames set forth on Schedule 1.1(aaa) that contain the name “Shelli Segal” (the “Shelli Segal Marks”). If Buyer notifies Seller that it will purchase the Shelli Segal Marks from Buyer, then (a) the Shelli Segal Marks shall be included in the Transferred Intellectual Property, (b) all written agreements between Seller or its Affiliates and Shelli Segal (the “Shelli Segal Agreement”) shall be included in the Purchased Contracts, and (c) all liabilities and obligations relating to the Shelli Segal Marks and the Shelli Segal Agreement shall be included in the Assumed Liabilities. If Buyer notifies Seller that it will not purchase the Shelli Segal Marks from Buyer or fails to notify Seller of its determination with respect to this matter, then (a) the Shelli Segal Marks shall not be included in the Transferred Intellectual Property, (b) the Shelli Segal Agreement shall not be included in the Purchased Contracts, and (c) all liabilities and obligations relating to the Shelli Segal Marks and the Shelli Segal Contracts shall be included in the Excluded Liabilities. For the avoidance of doubt, there shall be no adjustment to the Purchase Price due to Buyer’s determination in accordance with this Section 11.5.

11.6. Service Credit to Hired Employees. Buyer shall give each Hired Employee credit for time worked at Seller or its Affiliates in respect of all of Buyer’s applicable policies and procedures.

11.7. Remza/MAF. From the Closing Date until the final resolution of the Remza Matter (or the termination of the respective Remza/MAF Agreements in accordance with their terms), Buyer shall not take any action with respect to the Purchased Business or operate the Purchased Business in any manner (including without limitation designing, manufacturing, importing, processing, marketing, promoting, selling, distributing, licensing and managing goods and services using the Transferred Intellectual Property) in any of the following territories: Bahrain, Kingdom of Saudi Arabia, Kuwait, Oman, Qatar, United Arab Emirates, Yemen, Cyprus, Egypt, Libya, Algeria, Jordan, Lebanon, Morocco, Tunisia, Turkey or Pakistan (collectively, the “Territory”); provided, however, that Seller shall have full and complete control over the conduct of any proceedings, discussions or negotiations relating to the Remza Matter; and provided further, however, that Buyer shall have a reasonable approval right with respect to any settlement that restricts or otherwise limits Buyer’s ability to operate the Purchased Business anywhere in the Territory (such approval not to be unreasonably withheld).

SECTION 12

CONDITIONS OF CLOSING

12.1. Conditions to Buyer’s Performance. The obligations of Buyer under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions; provided, however, that Buyer may at its option waive in writing prior to or at Closing the performance of any of the conditions imposed hereunder:

(a) (i) Each and every representation and warranty of Seller contained in this Agreement, and any Schedule or any certificate delivered pursuant hereto, shall have been true and correct when made and shall be repeated at the Closing and (A) if qualified by materiality (or any variation of such term), shall be true and correct as of the Closing Date (taking into account such materiality), except that any such representation or warranty that is made as of a specified date shall only be required to be true and correct as of that date, and (B) if not qualified by materiality (or any variation of such term), shall be true and correct in all material respects as of the Closing Date, except that any such representation or warranty that is made as of a specified date shall only be required to be true and correct in all material respects as of that date, and (ii) Seller shall have performed and observed in all material respects all covenants and agreements required to be performed or observed by Seller under this Agreement at or before the Closing.

(b) No action or proceeding shall have been instituted or threatened before any Governmental Entity to restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or the consummation of transactions provided for herein.

(c) Seller shall have delivered to Buyer at or prior to Closing all of the items set forth in Section 3.2.

(d) All Required Consents set forth on Schedule 12.1(d) shall have been obtained and be in full force and effect, and Buyer shall have been furnished with appropriate evidence thereof reasonably satisfactory to Buyer in form and substance.

(e) All government approvals shall have been obtained.

(f) Seller shall have operated the Purchased Business in the ordinary course consistent with past practices since the Execution Date.

(g) There shall not have occurred any Material Adverse Change since the Execution Date.

12.2. Conditions to Seller’s Performance. The obligations of Seller under this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions; provided, however, that Seller may at its option waive in writing prior to or at Closing the performance of any conditions imposed hereunder:

(a) (i) Each and every representation and warranty of Buyer contained in this Agreement, and any Schedule or any certificate delivered pursuant hereto, shall have been true and correct when made and shall be repeated at the Closing and (A) if qualified by materiality (or any variation of such term), shall be true and correct as of the Closing Date (taking into account such materiality), except that any such representation or warranty that is made as of a specified date shall only be required to be true and correct as of that date, and (B) if not qualified by materiality (or any variation of such term), shall be true and correct in all material respects as of the Closing Date, except that any such representation or warranty that is made as of a specified date shall only be required to be true and correct in all material respects as of that date, and (ii) Buyer shall have performed and observed in all material respects all covenants and agreements to be performed or observed by it under this Agreement at or before the Closing.

(b) No action or proceeding shall have been instituted or threatened before any Governmental Entity to restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or the consummation of transactions provided for herein.

(c) Buyer shall have delivered to Seller at or prior to Closing all of the items set forth in Section 3.3.

(d) All government approvals shall have been obtained.

12.3. Termination. This Agreement may be terminated before Closing:

(a) by mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer by written notice to the other if the Closing has not been consummated on or before March 7, 2008 after the Execution Date (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 12.3(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c) by Seller, if there has been a material breach of any representation, warranty, covenant, or agreement on the part of Buyer contained in this Agreement and such breach has not been cured within twenty (20) days after written notice to Buyer of such breach;

(d) by Buyer, if there has been a material breach of any representation, warranty, covenant, or agreement on the part of Seller contained in this Agreement and such breach has not been cured within twenty (20) days after written notice to Seller of such breach;

(e) by Buyer pursuant to and in accordance with the provisions of Section 10.5(b);

(f) by either Seller or Buyer if any Governmental Entity has issued an injunction, order or judgment restraining or prohibiting the consummation of the transactions provided for in this Agreement, and such injunction, order or judgment shall have become final and nonappealable; or

(g) by Buyer if there shall have occurred a Material Adverse Change since the Execution Date.

Upon the termination of this Agreement for any reason, neither party shall have any liability or further obligations arising out of this Agreement, except for any liability resulting from any fraud, actions taken in bad faith, intentional misrepresentation or intentional breach prior to termination. Furthermore, the provisions of Sections 13 and 14 shall survive any termination of this Agreement.

SECTION 13

INDEMNIFICATION

13.1. Indemnification by Seller. Seller agrees to indemnify and hold harmless Buyer and its officers, directors, stockholders, employees, independent contractors, agents and representatives, in their capacities as such, and the successors, heirs or personal representatives of any of them (collectively, “Buyer Indemnified Parties”) against and in respect of any and all losses, claims, damages, liabilities and reasonable expenses, including any reasonable legal or other reasonable out-of-pocket expenses incurred in connection with investigating, responding to or defending any of the foregoing (“Losses”), arising from or in connection with the following matters (the “Buyer’s Indemnified Liabilities”), but net of the amount of any insurance proceeds realized by such Buyer Indemnified Party with respect to such matters, without duplication:

(a) any breach or inaccuracy of any representation or warranty by Seller contained in this Agreement, subject to the Threshold and Cap (each, as defined below);

(b) any breach, violation or non-performance of any covenant or obligation of Seller contained in this Agreement or in any other transaction document executed and delivered in connection with this Agreement;

(c) non-compliance with any applicable legislation relating to bulk sales;

(d) any claim in respect of any occurrence, defect, deterioration, or incident (including any claim made for defective material and failure to comply with specifications) relating to any (i) Purchased Inventory or (ii) products using the Transferred Intellectual Property sold by Seller or any of its Affiliates, in each case whether asserted before, on or after the Closing Date;

(e) the Seller Chargebacks and the Seller Returns;

(f) any claim for a commission or similar fee brought or made by any Person who may have been hired by Seller as an investment adviser, agent, broker or finder in connection with the transactions contemplated by this Agreement, including but not limited to Centerview Partners LLC;

(g) the failure of Seller to pay or discharge in due course any and all Excluded Liabilities;

(h) the ownership of the Purchased Assets on or before the Closing Date or the operation of the Purchased Business before the Closing Date;

(i) all fees, disbursements, expenses or settlement amounts payable in connection with the dispute or settlement of the Chinese Laundry Complaint; provided, however, that Seller shall have full and complete control over the conduct of any proceedings, discussions or negotiations relating to the Chinese Laundry Complaint matter and shall, in reasonable consultation with Buyer, have the right to decide all matters of procedure, strategy, substance and settlement relating to such matter; and provided further, however, that Buyer shall have a reasonable approval right with respect to any settlement that impacts or limits Buyer’s use of the Transferred Intellectual Property (such approval not to be unreasonably withheld); or

(j) all fees, disbursements, expenses or settlement amounts payable in connection with the Remza Matter; provided, however, that Seller shall have full and complete control over the conduct of any proceedings, discussions or negotiations relating to the Remza Matter and shall have the right to decide all matters of procedure, strategy, substance and settlement relating to such matter.

13.2. Indemnification by Buyer. Buyer agrees to indemnify and hold harmless Seller and its officers, directors, stockholders, employees, independent contractors, agents and representatives, in their capacities as such, and the successors, heirs or personal representatives of any of them (collectively, “Seller Indemnified Parties”) against and in respect of any Losses arising from or in connection with the following matters (the “Seller’s Indemnified Liabilities”), without duplication:

(a) any breach or inaccuracy of any representation or warranty by Buyer contained in this Agreement, subject to the Threshold and Cap (each, as defined below);

(b) any breach, violation or non-performance of any representation, warranty, covenant or obligation of Buyer contained in this Agreement;

(c) any claim for a commission or similar fee brought or made by any Person who may have been hired by Buyer as an investment adviser, agent, broker or finder in connection with the transactions contemplated by this Agreement;

(d) the failure of Buyer to pay or discharge in due course any Assumed Liability; or

(e) the ownership by Buyer of the Purchased Assets after the Closing Date.

13.3. Assumption of Defense. An indemnified party shall promptly give written notice (which notice shall describe in reasonable detail the claim, the provisions of this Agreement upon which such claim is based and the total monetary damages sought) to each indemnifying party after obtaining knowledge of any matter as to which recovery may be sought against such indemnifying parry because of the indemnity set forth in this Section 13, and, if such indemnity shall arise from the claim of a third party, shall permit such indemnifying party to assume the defense of any such claim or any proceeding resulting from such claim; provided, however, that failure to give any such notice promptly shall not affect the indemnification provided under this Section 13, except to the extent such indemnifying party shall have been actually and materially prejudiced as a result of such failure. Notwithstanding the foregoing, an indemnifying party may not assume the defense of any such third-party claim if it does not demonstrate to the reasonable satisfaction of the indemnified party that it has adequate financial resources to defend such claim and pay any and all Seller Indemnified Liabilities or Buyer Indemnified Liabilities, as applicable, that may result therefrom, or if the claim (i) is reasonably likely to result in imprisonment of the indemnified party, or (ii) names both the indemnifying party and the indemnified party (including impleaded parties) and representation of both parties by the same counsel would create a conflict. If an indemnifying party assumes the defense of such third party claim, such indemnifying party shall agree prior thereto, in writing, that it is liable under this Section 13 to indemnify the indemnified party in accordance with the terms contained herein in respect of such claim, shall conduct such defense diligently, shall have full and complete control over the conduct of such proceeding on behalf of the indemnified party and shall, subject to the provisions of this Section 13, have the right to decide all matters of procedure, strategy, substance and settlement relating to such proceeding; provided, however, that any counsel chosen by such indemnifying party to conduct such defense shall be reasonably satisfactory to the indemnified party, and the indemnifying party will not without the written consent of the indemnified party consent to the entry of any judgment or enter into any settlement with respect to the matter which does not include a provision whereby the plaintiff or the claimant in the matter releases the indemnified party from all liability with respect thereto, or which may reasonably be expected to have an adverse effect on the indemnified party. The indemnified party may participate in, but may not control, such proceeding and retain separate co-counsel at its sole cost and expense. Failure by an indemnifying party to notify the indemnified party of its election to defend any such claim or proceeding by a third party within thirty (30) days after notice thereof shall be deemed a waiver by such indemnifying party of its right to defend such claim or action.

13.4. Non-Assumption of Defense. If no indemnifying party is permitted or elects to assume the defense of any such claim by a third party or proceeding resulting therefrom, the indemnified party shall diligently defend against such claim or litigation in such manner as it may deem appropriate and, in such event, the indemnifying party or parties shall promptly reimburse the indemnified party for all reasonable out-of-pocket costs and expenses, legal or otherwise, incurred by the indemnified party and its affiliates in connection with the defense against such claim or proceeding, as such costs and expenses are incurred. Any counsel chosen by such indemnified party to conduct such defense must be reasonably satisfactory to the indemnifying party or parties, and only one counsel shall be retained to represent all indemnified parties in an action (except that if litigation is pending in more than one jurisdiction with respect to an action, one such counsel may be retained in each jurisdiction in which such litigation is pending). The indemnified party shall not settle or compromise any such claim without the written consent of the indemnifying party, which consent shall not be unreasonably withheld.

13.5. Indemnified Party’s Cooperation as to Proceedings. The indemnified party will cooperate in all reasonable respects with any indemnifying party in the conduct of any proceeding as to which such indemnifying party assumes the defense. For the cooperation of the indemnified party pursuant to this Section 13, the indemnifying party or parties shall promptly reimburse the indemnified party for all reasonable out-of-pocket costs and expenses, legal or otherwise, incurred by the indemnified party or its affiliates in connection therewith, as such costs and expenses are incurred.

13.6. Threshold. Any Buyer’s Indemnified Liability or Liabilities under Section 13.1(a) and any Seller’s Indemnified Liability or Liabilities under Section 13.2(a) shall be paid by Seller or Buyer, as the case may be, once such Indemnified Liabilities exceed in the aggregate $100,000 (the “Threshold”), disregarding any “materiality” or “Material Adverse Change” qualification contained in any representation or warranty solely for purposes of determining whether the amount of any such Indemnified Liabilities is applied toward the Threshold; provided that, once the aggregate of the Buyer’s Indemnified Liabilities, on the one hand, or the aggregate of the Seller’s Indemnified Liabilities, on the other hand, exceed the Threshold, Seller or Buyer, as the case may be, shall be obligated to indemnify and reimburse Buyer or Seller, as the case may be, for the total amount of all such Indemnified Liabilities (including the Threshold amount), subject to the Cap as provided in Section 13.7; and provided further that such Threshold shall not apply to any Loss as a result of, arising from or in connection with (i) any fraud, actions taken in bad faith, intentional misrepresentation or intentional breach by Buyer or Seller, (ii) any breach by Seller of any representation or warranty contained in Sections 8.1(a), (b), (h), (o), (t), (v) or (w), (iii) any breach by Buyer of any representation or warranty contained in Sections 8.2(a) or (c) or (iv) any item which is accounted for pursuant to the adjustment provided for in Section 4.4.

13.7. Cap. In no event shall Seller’s, on the one hand, and Buyer’s, on the other hand, aggregate liability pursuant to a claim under Section 13.1(a) or 13.2(a), as applicable, exceed $5,000,000 (the “Cap”); provided, however, that such Cap shall not apply to any Loss as a result of, resulting from or in connection with (i) any fraud, actions taken in bad faith, intentional misrepresentation or intentional breach by Buyer or Seller, (ii) any breach by Seller of any representation or warranty contained in Sections 8.1(a), (b), (h), (o), (t), (v) or (w), (iii) any breach by Buyer of any representation or warranty contained in Sections 8.2(a) or (c) or (iv) any item which is accounted for pursuant to the adjustment provided for in Section 4.4.

13.8. Exclusive Remedy. The parties hereto acknowledge and agree that the foregoing indemnification provisions of this Section 13 shall be the exclusive monetary remedy and causes of action with respect to any matter arising out of or in connection with this Agreement, or any Schedule or Exhibit hereto or any certificate delivered in connection herewith, except with respect to contract or tort claims based on fraud, actions taken in bad faith, intentional misrepresentation or intentional breach.

13.9. No Consequential Damages. The obligations of Seller or Buyer with respect to a claim for indemnification under this Section 13 shall not include any special, exemplary or consequential damages, including, without limitation, business interruption, or any punitive damages.

SECTION 14

MISCELLANEOUS

14.1. Entirety of Agreement. This Agreement (including the Schedules and Exhibits hereto), together with all certificates and other transaction documents and instruments delivered hereunder, state the entire agreement of the parties with respect to the subject matter hereof and supersede any prior proposals, letters, discussions or agreements between the parties hereto concerning the subject matter hereof and thereof. Notwithstanding anything to the contrary in this Section 14.1, the Confidentiality Agreement shall continue in full force and effect.

14.2. Notices. All notices, demands and communications of any kind which any party hereto may be required or desire to serve upon another party under the terms of this Agreement shall be in writing and shall be given by: (a) personal service upon such other party; (b) mailing a copy thereof by certified or registered mail, postage prepaid, with return receipt requested; (c) sending a copy thereof by Federal Express or equivalent courier service; or (d) sending a copy thereof by facsimile, in each case to the parties at the respective addresses and facsimile numbers set forth on the signature pages hereto.

In case of service by Federal Express or equivalent courier service or by facsimile or by personal service, such service shall be deemed complete upon delivery or transmission, as applicable. In the case of service by mail, such service shall be deemed complete on the fifth Business Day after mailing. The addresses and facsimile numbers to which, and persons to whose attention, notices and demands shall be delivered or sent may be changed from time to time by notice served as hereinabove provided by any party upon any other party.

14.3. Amendment. This Agreement may be modified or amended only by an instrument in writing, duly executed by all of the parties hereto.

14.4. Waiver. No waiver by any party of any term, provision, condition, covenant, agreement, representation or warranty contained in this Agreement (or any breach thereof) shall be effective unless it is in writing executed by the party against which such waiver is to be enforced. No waiver shall be deemed or construed as a further or continuing waiver of any such term, provision, condition, covenant, agreement, representation or warranty (or breach thereof) on any other occasion or as a waiver of any other term, provision, condition, covenant, agreement, representation or warranty (or of the breach of any other term, provision, condition, covenant, agreement, representation or warranty) contained in this Agreement on the same or any other occasion.

14.5. Counterparts; Facsimile. For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument. Facsimile transmission of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

14.6. Assignment; Binding Nature; No Beneficiaries. This Agreement and the obligations hereunder shall not be assignable by Seller in whole or in part without the prior consent of Buyer. Likewise, this Agreement and the obligations hereunder shall not be assignable by Buyer in whole or in part without the prior written consent of Seller; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as Buyer is not relieved of any liability hereunder. No such assignment, if permitted, shall relieve the assignee of any of their obligations or duties hereunder. Subject to the forgoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns. Except as otherwise expressly provided in Section 13, this Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective heirs, personal representatives, legatees, successors and permitted assigns.

14.7. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

14.8. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York including, without limitation, Section 5-1401 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327. In the event of any controversy or claim arising out of or relating to this Agreement or the breach or alleged breach hereof, each of the parties hereto irrevocably (a) submits to the non-exclusive jurisdiction of any New York state court sitting in the County of New York or any federal court sitting in U.S. District Court for the Southern District of the State of New York, (b) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court, (c) waives any claim that such action or proceeding has been brought in an inconvenient forum, and (d) agrees that service of process or of any other papers upon such party by registered mail at the address to which notices are required to be sent to such party under Section 14.2 shall be deemed good, proper and effective service upon such party.

14.9. Construction. In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) “it” or “its” or words denoting any gender include all genders, (iii) the word “including” shall mean “including without limitation,” whether or not expressed, (iv) any reference to a statute shall mean the statute and any regulations thereunder in force as of the date of this Agreement or the Closing Date, as applicable, unless otherwise expressly provided, (v) any reference herein to a Section, Article, Schedule or Exhibit refers to a Section or Article of or a Schedule or Exhibit to this Agreement, unless otherwise stated, (vi) ; “hereof’, “hereto” and “hereunder” and similar expressions refer to this Agreement and not to a particular Section, and (vii) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day.

14.10. Negotiated Agreement. Buyer and Seller acknowledge that they have been advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agree that if an ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any party because such party or its representatives drafted such provision.

14.11. Public Announcements. Neither Buyer nor Seller shall issue any press release or make any other public announcement concerning the Purchased Business, this Agreement or the transactions contemplated hereby (including, without limitation, any announcements relating to the direction of or Buyer’s plans for the Purchased Business) without the prior written approval of the other party, provided, however, that if a party or its Affiliates may, upon written notice to the other party, describe this Agreement and the transactions contemplated hereby in any press release or filing with the SEC or other governmental body it is required to make under applicable Law and, if required, file this Agreement with the Securities and Exchange Commission.

14.12. Remedies Cumulative; Specific Performance. The remedies provided for or permitted by this Agreement shall be cumulative and the exercise by any party of any remedy provided for herein shall not preclude the assertion or exercise by such party of any other right or remedy provided for herein or at law or equity. The parties acknowledge that, irrespective of the provisions contained in Section 13.8, irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and the parties acknowledge and agree that the aggrieved party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

14.13. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

14.14. WAIVER OF JURY TRIAL. BUYER AND SELLER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first set forth above.

LIZ CLAIBORNE, INC.
Address:
1441 Broadway
New York, New York 10018		By:	/s/ Roberta Karp
United States of America		Name:	Roberta Karp
Attention:	Chief Financial Officer	Title:	Senior Vice President, Business
Facsimile:	(212) 626-1888		Development and Legal/Corporate Affairs

With copies to:

Liz Claiborne, Inc.
One Claiborne Avenue
North Bergen, New Jersey 07047
United States of America
Attention:	General Counsel
Facsimile:	(201) 295-7851

and:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
United States of America
Attention.	James A. Grayer, Esq.
Facsimile:	(212) 715-8000

[Signature page to Asset Purchase Agreement]

PERRY ELLIS INTERNATIONAL, INC.
Address:
3000 NW 107 Avenue
Miami, Florida 33172		By:	/s/ George Feldenkreis
Attention:	General Counsel	Name:	George Feldenkreis
Facsimile:	(305) 406-0513	Title:	Chairman and Chief Executive Officer

with copies to:
Greenberg Traurig, LLP
The MetLife Building
200 Park Avenue
New York, New York 10166
Attention:	Clifford E. Neimeth, Esq.
Anthony J. Marsico, Esq.
Facsimile:	(212) 801-6400

[Signature page to Asset Purchase Agreement]

EXHIBIT A

FORM OF BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT B

FORM OF TRADEMARK ASSIGNMENTS

SCHEDULE A - PATENTS

Country	Application No.	Patent No.	Filing Date	Issue Date

3

SCHEDULE B - COPYRIGHTS

Country	Title	App. No.	Reg. No.	Filing Date	Issue Date

4

SCHEDULE C - TRADEMARKS

5

SCHEDULE D - DOMAIN NAMES

Domain Name	Registering Authority

6

SCHEDULE A - PATENTS

Country	Application No.	Patent No.	Filing Date	Issue Date

4

SCHEDULE B - COPYRIGHTS

5

SCHEDULE C - TRADEMARKS

6

SCHEDULE D - DOMAIN NAMES

Domain Name	Registering Authority

7

EXHIBIT C

FORM OF LEASE ASSIGNMENT AGREEMENT